   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 2001
                                                      REGISTRATION NO. 333-63910
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------
                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
             (Exact name of Registrant as specified in its charter)

        NEW YORK                         2860                   13-1432060
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
    of incorporation or         Classification Code Number)  Identification No.)
       organization)

                              ---------------------

                              521 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 765-5500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ---------------------

                             STEPHEN A. BLOCK, ESQ.
                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
                              521 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 708-7291
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------------

                                    Copy to:
                           GREGORY A. FERNICOLA, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                FOUR TIMES SQUARE
                            NEW YORK, NEW YORK 10036

                              ---------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                              ---------------------

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE PROSPECTUS IS IN FINAL FORM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2001


PROSPECTUS

      OFFER TO EXCHANGE $700 MILLION 6.45% NOTES DUE 2006 FOR $700 MILLION
             6.45% NOTES DUE 2006, WHICH HAVE BEEN REGISTERED UNDER
                         THE SECURITIES ACT OF 1933, OF


                               [GRAPHIC OMITTED]

                    INTERNATIONAL FLAVORS & FRAGRANCES INC.

                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON OCTOBER 10, 2001, UNLESS EXTENDED.


                               ----------------

Terms of the exchange offer:

     o The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission's registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

     o We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     o You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

     o We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Material Federal Tax Considerations" on page 25 for more information.

     o   We will not receive any proceeds from the exchange offer.

     o The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

                                ----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR ORIGINAL NOTES.

--------------------------------------------------------------------------------
   PRINCIPAL AMOUNT            ANNUAL INTEREST        FINAL DISTRIBUTION DATE
--------------------------------------------------------------------------------
     $700,000,000                   6.45%                   May 15, 2006
--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------

               The date of this prospectus is September   , 2001.

     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS OR THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.


                               TABLE OF CONTENTS

                                                                        PAGE
                                                                       -----
Forward-Looking Statements .........................................     i
Where You Can Find More Information ................................     i
Prospectus Summary .................................................     1
About IFF ..........................................................     1
Risk Factors .......................................................     6
Use Of Proceeds ....................................................     7
Ratio Of Earnings To Fixed Charges .................................     7
Selected Consolidated Financial Data ...............................     8
The Exchange Offer .................................................    10
Description Of The Notes ...........................................    18
Material Federal Tax Considerations ................................    25
Plan Of Distribution ...............................................    27
Legal Matters ......................................................    27
Experts ............................................................    28

                           FORWARD-LOOKING STATEMENTS



     This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be included in, but are not limited to, various filings made by us with the Securities and Exchange Commission and press releases or oral statements made by our management. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will" and similar terms and phrases, including references to assumptions.

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for these forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties with respect to our business include, but are not limited to:

     o   general economic and business conditions;


     o   interest rates;


     o   the price and availability of raw materials;

     o and political and economic uncertainties, including the fluctuation or devaluation of currencies in countries in which we do business.

     For additional factors that could affect the validity of our forward-looking statements, you should read "Risk Factors" beginning on page 6. These or other factors could cause our actual performance or financial results to differ materially from those expressed in the forward-looking statements. You should not put undue reliance on any forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 5000 West Madison Street (Suite 1400), Chicago, Illinois 60601. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "IFF." You may also inspect the information we file with the SEC at the NYSE, 20 Broad Street, New York New York 10005.

     IFF "incorporates by reference" information into this prospectus which means that we disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed a part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the following documents filed by IFF with the SEC:

     o   Our Annual Report on Form 10-K for the year ended December 31, 2000;


     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;


     o Our Current Reports on Form 8-K, dated March 22, 2000, September 25, 2000, September 26, 2000, November 3, 2000, March 2, 2001, April 27,
         2001 and May 4, 2001; and

     o   Our Current Report on Form 8-K/A, dated January 17, 2001.

     All documents filed by IFF with the SEC from the date of this prospectus to the completion of the offering of the exchange notes under this document shall also be deemed to be incorporated herein by reference.

     You may also request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

     International Flavors & Fragrances Inc.
     521 West 57th Street
     New York, New York 10019-2960
     (212) 765-5500
     Attention: Stephen A. Block, Esq.,
     Senior Vice President,
     General Counsel and Secretary

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.


     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN 5 BUSINESS DAYS BEFORE YOU MAKE YOUR DECISION TO EXCHANGE.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the exchange notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section beginning on page 6 of this prospectus.

                                   ABOUT IFF

     International Flavors & Fragrances Inc., incorporated in New York in 1909, is a leading creator and manufacturer of flavor and fragrance products used by other manufacturers to impart or improve flavor or fragrance in a wide variety of consumer products. Effective November 3, 2000, IFF acquired Bush Boake Allen Inc., a flavors, fragrances and aroma chemicals company with complementary product offerings. As a result of the synergies and efficiencies expected to be achieved in connection with the integration of IFF and BBA, we expect to generate $70 million in annual cost savings, $50 million of which, on an annual run-rate basis, have been achieved as of June 30, 2001. In October 2000, we announced a major reorganization of our operating segments under the broad umbrellas of Business Development and Operations (rather than in separate divisions for flavors and fragrances) in order to better support and service our customers. We expect to generate additional annual cost savings of approximately $25 to $30 million by 2003 as a result of the reorganization.


     In 2000, we reported net sales of approximately $1,462.8 million. On a pro forma basis, giving effect to the acquisition of BBA as if such acquisition had occurred on January 1, 2000, sales were $1,880.6 million. As of December 31, 2000, we employed approximately 6,610 persons worldwide.

     We are incorporated under the laws of the State of New York. Our headquarters and principal executive offices are located at 521 West 57th Street, New York, New York 10019, and our telephone number is (212) 765-5500.

                         SUMMARY OF THE EXCHANGE OFFER

     On May 7, 2001, we completed the private offering of $700 million aggregate principal amount of 6.45% Notes due 2006. As part of that offering, we entered into a registration rights agreement with the initial purchasers of these original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.


Securities Offered..........   Up to $700,000,000 aggregate principal amount
                               of new 6.45% Notes due 2006, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

The Exchange Offer..........   We are offering to exchange new $1,000
                               principal amount of our 6.45% Notes due 2006, which have been registered under the Securities
                               Act, for $1,000 principal amount of our
                               outstanding 6.45% Notes due 2006.

                               In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $700 million principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales.....................   Based on interpretations by the staff of the
                               SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

                               o you are acquiring the exchange notes in the ordinary course of your business;

                               o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

                               o   you are not an affiliate of ours.

                               If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

                               (1) you cannot rely on the applicable
                                   interpretations of the staff of the SEC; and

                               (2) you must comply with the registration
                                   requirements of the Securities Act in
                                   connection with any resale transaction.

                               Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

                               Furthermore, any broker-dealer that acquired any of its original notes directly from us:

                               o may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

                               o must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.


Expiration Date.............   5:00 p.m., New York City time, on October 10,
                               2001 unless we extend the expiration date.


Accrued Interest on the Exchange
Notes and Original Notes....   The exchange notes will bear interest from the
                               most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Conditions to the
Exchange Offer...............  The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The Exchange Offer--Conditions to the Exchange Offer" for more information regarding conditions to the exchange offer.


Procedures for Tendering
Original Notes..............   Except as described in the section titled "The
                               Exchange Offer--Guaranteed Delivery Procedures," a tendering holder must, on or prior to the expiration date:

                               o   transmit a properly completed and duly
                                   executed letter of transmittal, including all other documents required by the letter of transmittal, to United States Trust Company of New York at the address listed in this prospectus; or

                               o if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus.

                               See "The Exchange Offer--Procedures for
                               Tendering."


Special Procedures for
Beneficial Holders..........   If you are the beneficial holder of original
                               notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures...................  If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........   Tenders may be withdrawn at any time before
                               5:00 p.m., New York City time, on the expiration date.

Acceptance of Original Notes and
Delivery of Exchange Notes...  Subject to the conditions stated in the section
                               "The Exchange Offer--Conditions to the Exchange Offer" of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See "The Exchange Offer--Terms of the Exchange Offer."

Material Federal
Tax Considerations............  We believe that your exchange of original notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See "Material Federal Tax Considerations."

Exchange Agent..............   Bank One Trust Company, N.A. is serving as
                               exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The
                               Exchange Offer--Exchange Agent."

Use of Proceeds.............   We will not receive any proceeds from the
                               issuance of exchange notes in the exchange offer.
                               We will pay all expenses incident to the exchange offer. See "Use of Proceeds."

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The form and terms of the exchange notes and the original notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture.


Exchange Notes Offered......   $700 million principal amount of 6.45% Notes
                               due 2006.

Maturity....................   May 15, 2006.

Interest....................   Interest accrues on the principal amount of the
                               exchange notes at 6.45% per year. Interest is payable on the exchange notes, and distributions will be made semi-annually in arrears on May 15 and November 15 of each year. The first payment will be made on November 15, 2001.

Ranking.....................   The exchange notes will be our senior unsecured
                               obligations and will rank equally with all of our other senior indebtedness. The exchange notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables.

Optional Redemption.........   We may redeem any or all of the exchange notes
                               at a redemption price equal to the greater of (1)
                               100% of the principal amount of the exchange notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes being redeemed, discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, plus 25 basis points, plus, in each case, accrued and unpaid interest on the exchange notes being redeemed.

                                  RISK FACTORS


     IN ADDITION TO THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.


YOU MAY HAVE DIFFICULTY SELLING THE ORIGINAL NOTES THAT YOU DO NOT EXCHANGE.

     If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Original Notes."

YOU MAY FIND IT DIFFICULT TO SELL YOUR EXCHANGE NOTES BECAUSE THERE IS NO EXISTING TRADING MARKET FOR THE EXCHANGE NOTES.

     You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on May 7, 2001 primarily to a small number of institutional investors. After the exchange offer, the trading market for the remaining untendered original notes also could be adversely affected.


     There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although some or all of the initial purchasers of the original notes have informed us that they may make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.


BROKER-DEALERS OR NOTEHOLDERS MAY BECOME SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

     Any broker-dealer that:

     o exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

     o resells exchange notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.


     In addition to broker-dealers, any noteholder that exchanges its original certificates in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

     On May 7, 2001, we issued and sold the original notes. We used the net proceeds of that offering, which were approximately $694 million, to repay a portion of the outstanding borrowings under our commercial paper program.

                       RATIO OF EARNINGS TO FIXED CHARGES


     Our ratio of earnings to fixed charges for each of the years ended December 31, 1996 through 2000 was 39.40x, 45.80x, 42.08x, 22.83x and 6.72x, respectively. Our ratio of earnings to fixed charges for the six months ended June 30, 2001 was 2.94x. We compute these ratios by dividing fixed charges into the sum of earnings and fixed charges. Earnings used in computing the ratio consist of income before income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt expense and that portion of rental expense representative of interest.

                     SELECTED CONSOLIDATED FINANCIAL DATA


     The selected historical financial information of IFF set forth below has been derived from the audited consolidated financial statements of IFF as of and for the five years ended December 31, 2000. For the six months ended June 30, 2000 and 2001, the selected historical financial information has been derived from the unaudited interim financial information of IFF. The following selected financial information is qualified in its entirety by, and should be read in conjunction with, the information contained under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and IFF's consolidated financial statements and the related notes to those financial statements, included in the documents incorporated by reference into this prospectus.



                                                                                                                 SIX MONTHS ENDED
                                                         FOR THE YEAR ENDED DECEMBER 31,                             JUNE 30,
                                     ----------------------------------------------------------------------- -----------------------
                                           2000           1999          1998          1997          1996         2000         2001
                                     --------------- ------------- ------------- ------------- ------------- ----------- -----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
CONSOLIDATED STATEMENT OF
 INCOME DATA
Net sales ..........................   $ 1,462,795    $1,439,499    $1,407,349    $1,426,791    $1,436,053    $738,671     $ 961,877
                                       -----------    ----------    ----------    ----------    ----------    --------     ---------
Cost of goods sold(1) ..............       831,653       806,382       777,764       787,533       793,790     408,239       553,645
Research and development
 expenses ..........................       112,671       103,794        98,438        94,411        93,545      53,757        70,908
Selling and administrative
 expenses(1) .......................       258,653       248,047       224,393       212,678       208,573     123,503       166,846
Amortization of goodwill and
 other tangibles ...................         7,032            --            --            --            --          --        22,755
Nonrecurring
 charges(2)(3)(4)(5)(6) ............        41,273        32,948            --            --        49,707       9,354        21,200
Interest expense ...................        25,072         5,154         2,042         2,420         2,740       5,211        39,934
Other (income) expense, net ........         2,314          (291)       (6,356)      (10,442)      (11,405)       (126)          766
                                       -----------    ----------    ----------    ----------    ----------    --------     ---------
                                         1,278,668     1,196,034     1,096,281     1,086,600     1,136,950     599,938       876,054
                                       -----------    ----------    ----------    ----------    ----------    --------     ---------
Income before taxes on income.......       184,127       243,465       311,068       340,191       299,103     138,733        85,823
Taxes on income ....................        61,122        81,465       107,283       121,962       109,209      46,041        32,546
                                       -----------    ----------    ----------    ----------    ----------    --------     ---------
Net income .........................   $   123,005    $  162,000    $  203,785    $  218,229    $  189,894    $ 92,692     $  53,277
Net income per share -- basic ......   $      1.22    $     1.53    $     1.90    $     2.00    $     1.71    $   0.90     $    0.55
Net income per share -- diluted.....   $      1.22    $     1.53    $     1.90    $     1.99    $     1.70    $   0.90     $    0.55


CONSOLIDATED BALANCE SHEET DATA
                                                              AS OF DECEMBER 31,
                                  --------------------------------------------------------------------------  AS OF JUNE 30,
                                       2000           1999           1998           1997           1996            2001
                                  -------------- -------------- -------------- -------------- -------------- ---------------
Cash and short-term
 investments ....................  $   129,238    $    62,971    $   115,999    $   260,446    $   317,983     $    61,097
Total assets ....................    2,489,033      1,401,495      1,388,064      1,422,261      1,506,913       2,385,306
Short-term debt .................      852,985         92,474         29,072         10,490         18,929         445,252
Long-term debt ..................      417,402          3,832          4,341          5,114          8,289         816,278
Shareholders' equity ............      631,259        858,497        945,051      1,000,488      1,076,537         538,609
OTHER DATA
Gross additions to property,
 plant and equipment ............       60,696        103,835         91,690         59,284         80,782          20,160
Depreciation and amortization
 charged to income ..............       69,344         56,369         49,006         50,278         47,764          62,330
Ratio of earnings to fixed
 charges(7) .....................        6.72x         22.83x         42.08x         45.80x         39.40x           2.94x
Cash dividends declared .........      130,234        160,830        159,513        158,453        152,743          28,722
 Per share ......................  $      1.29    $      1.52    $      1.49    $      1.45    $      1.38     $      0.30

----------
(1) Captions reflect the classification of shipping and handling costs as a component of cost of goods sold; prior to 2000, we had accounted for such costs as a component of selling and administrative expenses. Prior year amounts have been reclassified from selling expense to cost of goods sold in accordance with guidance established by Emerging Issues Task Force Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." Implementation had no effect on net income.


(2) Nonrecurring charges ($13,425 after tax) in six months ended June 30, 2001 resulted from our reorganization program as well as certain costs associated with the integration of BBA.

(3) Nonrecurring charges ($6,248 after tax) in six months ended June 30, 2000 resulted from our reorganization program.


(4) Nonrecurring charges ($26,765 after tax) in 2000 resulted from our reorganization program as well as certain costs associated with the integration of BBA.

(5) Nonrecurring charges ($21,910 after tax) in 1999 resulted from our program to streamline our operations worldwide.

(6) Nonrecurring charges ($31,315 after tax) in 1996 resulted from our program to phase out and close certain aroma chemical operations.

(7) The ratio of earnings to fixed charges is computed by dividing fixed charges into the sum of earnings and fixed charges. Earnings used in computing the ratio consist of income before income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt expense and that portion of rental expense representative of interest, estimated at one-third.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     When we sold the original notes in May 2001, we entered into a registration rights agreement with the initial purchasers of those original notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for exchange notes which are registered under the Securities Act of 1933. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the Securities and Exchange Commission, and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay liquidated damages to the holders of the original notes if:

     o   the registration statement is not filed by August 7, 2001;

     o the registration statement is not declared effective by November 7, 2001; or

     o   the exchange offer has not been consummated by December 7, 2001.

     A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

TERMS OF THE EXCHANGE OFFER


     Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on October 10, 2001. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

     As of the date of this prospectus, $700 million aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about September 10, 2001 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under "Conditions to the Exchange Offer."


     We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

     Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

     We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

     Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

PROCEDURES FOR TENDERING

     Except as described below, a tendering holder must, on or prior to the expiration date:

     o transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to Bank One Trust Company, N.A. at the address listed below under the heading "Exchange Agent;" or

     o if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent's message to the exchange agent at the address listed below under the heading "Exchange Agent."

     In addition:

     o the exchange agent must receive, on or before the expiration date, certificates for the original notes; or

     o a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at the Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

     o the holder must comply with the guaranteed delivery procedures described below.

     The Depository Trust Company will be referred to as DTC in this prospectus.

     The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

     The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

     If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

     o by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     o   for the account of an "eligible institution."

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

     We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

     We reserve the right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

     If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

     If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

     By tendering, each holder will represent to us that, among other things,

     o the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder and

     o neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

     In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

     If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

     For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

     In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

     o certificates for the original notes, or a timely book-entry confirmation of the original notes, into the exchange agent's account at the book-entry transfer facility;

     o   a properly completed and duly executed letter of transmittal; and

     o   all other required documents.

     Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

     o be transmitted to and received by the exchange agent at the address listed below under "--Exchange Agent" on or prior to the expiration date; or

     o   comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

     o   the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

         (1) stating the name and address of the holder of original notes and the amount of original notes tendered;

         (2)   stating that the tender is being made; and

         (3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     o the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL RIGHTS

     Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under "Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     o specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

     o identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

     o contain a statement that the holder is withdrawing his election to have the original notes exchanged;

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

     o specify the name in which the original notes are registered, if different from that of the depositor.

     If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under "Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events occurs:

     o there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

         (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction;

         (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

         (3) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

     o any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

     o   the following has occurred:

         (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

         (2) any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

         (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

         (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

     o any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

     These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion. If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

     In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

     We have appointed Bank One Trust Company, N.A. as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

      Delivery To: United States Trust Company of New York, Exchange Agent

    By Hand Before 4:30 p.m.:               By Registered or Certified Mail:
  Bank One Trust Company, N.A.                Bank One Trust Company, N.A.
One North State Street, 9th Floor           One North State Street, 9th Floor
        Chicago, IL 60602                           Chicago, IL 60602
      Attention: Exchanges                        Attention: Exchanges


                       By Hand or Overnight Delivery after
                        4:30 p.m. on the Expiration Date:
                          Bank One Trust Company, N.A.
                        One North State Street, 9th Floor
                                Chicago, IL 60602
                              Attention: Exchanges
                              For Information Call:
                                 (800) 524-9472

                            By Facsimile Transmission
                        (for Eligible Institutions only):
                                 (312) 407-8853
                              Attention: Exchanges
                              Confirm by Telephone:
                                 (800) 524-9472


     All other questions should be addressed to International Flavors & Fragrances Inc., 521 West 57th Street, New York, NY 10019, Attention: Stephen A. Block. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $123,745.00.

ACCOUNTING TREATMENT

     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

TRANSFER TAXES

     Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE ORIGINAL NOTES

     Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

     Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our "affiliates" (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

     o   will not be able to rely on the interpretation of the SEC's staff;

     o   will not be able to tender its original notes in the exchange offer;
         and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

     We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

                            DESCRIPTION OF THE NOTES

     The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the original notes, except for the transfer restrictions relating to the original notes. Any original notes that remain outstanding after the exchange offer, together with exchange notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes. For the purposes of this Section--"Description of the Notes"--where we refer to the terms "note" or "notes", we are referring to both the original notes and the exchange notes.

     The notes are governed by an indenture, dated as of May 1, 2001, between us and Bank One Trust Company, N.A., as trustee. The following discussion summarizes the material provisions of the indenture. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture. Whenever there is a reference to particular sections or defined terms of the indenture, the sections or defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference. There are references to section numbers of the indenture so that you can easily locate these provisions. A copy of the form of the indenture is available from us upon request. You should read the indenture for provisions that may be important to you, but which are not included in this summary.

GENERAL TERMS OF THE NOTES

     The notes are our direct, unsecured and unsubordinated obligations and rank on a parity with all of our other unsecured and unsubordinated indebtedness. The notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables. The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under it and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.

     The original notes were originally issued in the aggregate principal amount of $700,000,000. We may from time to time, without giving notice to or seeking the consent of the holders of the original notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the original notes. Any additional notes having such similar terms, together with the applicable original notes, will constitute a single series of notes under the indenture.

     The notes bear interest at 6.45% per annum from May 7, 2001, payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2001, to the persons in whose names the notes were registered at the close of business on the next preceding April 1 and October 1, respectively. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. The notes will mature on May 15, 2006. Principal and interest are payable, and the notes are transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

     Any payment otherwise required to be made in respect of the notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

OPTIONAL REDEMPTION

     The notes may be redeemed, in whole or in part, at our option, at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

     o 100% of the principal amount of the notes being redeemed on the redemption date; or

     o the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date, not including any portion of any payments of interest accrued to the redemption date, discounted to the redemption date on a semiannual basis at the Treasury Rate, as defined below, plus 25 basis points, as determined by the Reference Treasury Dealer, as defined below, plus, in each case, accrued and unpaid interest on the notes to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     We will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt notes of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (c) if only one Reference Treasury Dealer Quotation is received, such Quotation.

     "Reference Treasury Dealer" means (a) Salomon Smith Barney Inc. or any of the other initial purchasers, or their respective affiliates which are Primary Treasury Dealers, and their respective successors; provided, however, that if any of those entities ceases to be a primary U.S. Government securities dealer in New York City a "Primary Treasury Dealer" we will substitute for those entities another Primary Treasury Dealer; and (b) any other Primary Treasury Dealer(s) selected by the trustee after consultation with us.

     "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by lot by DTC in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate in the case of notes that are not represented by a global security.

     The notes are not be entitled to the benefit of any mandatory redemption or sinking fund.

BOOK-ENTRY; DELIVERY AND FORM

     The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the initial purchasers takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a "banking organization" within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended and (5) a "clearing agency" registered pursuant to
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold notes for its participants and facilitates the clearance and settlement of notes transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include notes brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own notes held by or on behalf of DTC only through participants or indirect participants.

     Pursuant to procedures established by DTC, upon deposit of each of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with an interest in the global notes. Ownership of the notes will be shown on, and the transfer of ownership of notes will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

     We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes. Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the notes under the indenture. Under the terms of the indenture, we may treat, and the trustee may treat, the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global note, including principal, premium, if any, liquidated damages, if any, and interest.

CERTAIN COVENANTS OF THE COMPANY

     The following two covenants are the only restrictive covenants under the indenture.

  LIMITATION ON LIENS

     The indenture provides that, except as otherwise provided below, IFF will not, and will not permit any Restricted Subsidiary, as defined below, to, issue, incur, create, assume or guarantee any debt for borrowed money, collectively referred to as "Debt," secured by any mortgage, security interest, pledge, lien, charge or other encumbrance, each a "Lien" and collectively "Liens," upon any Principal Property, as defined below, or shares of stock or indebtedness of a Restricted Subsidiary, unless the notes, and, at IFF's option, any other indebtedness or guarantee ranking equally with such notes, are secured equally and ratably with, or at the option of IFF, prior to, such secured Debt, for so long as such Debt is so secured. This restriction will not apply to Debt secured by:

     o Liens on property, shares of stock or indebtedness of an entity existing at the time it becomes a Restricted Subsidiary, but not created in anticipation of the transaction in which such entity becomes a Restricted Subsidiary;

     o Liens on property acquired by IFF or a Restricted Subsidiary existing at the time of acquisition by IFF or a Restricted Subsidiary;

     o Liens on property acquired by IFF or a Restricted Subsidiary and created prior to, at the time of, or within 180 days after the acquisition of such property, or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property, for the purpose of financing all or any part of the purchase price of such property, such construction or the making of such improvements;

     o Liens on property, shares of stock or indebtedness of an entity existing at the time such entity is merged into or consolidated with IFF or a Restricted Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of an entity as an entirety or substantially as an entirety to IFF or a Restricted Subsidiary, provided that the Lien was not incurred in contemplation of such merger or consolidation or sale, lease or other disposition;

     o Liens on property of IFF or a Restricted Subsidiary in favor of governmental bodies to secure payments of amounts owed under contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

     o   Liens to secure indebtedness owing to IFF or a Restricted Subsidiary;

     o   Liens existing on the date of the initial issuance of the notes; and

     o any extension, renewal or replacement of any Lien referred to above or of any Debt secured by that Lien; provided, however, that such extension, renewal or replacement Lien will secure no larger an amount of Debt than that existing at the time of such extension, renewal or replacement.

     In addition, IFF or a Restricted Subsidiary may issue, incur, create, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that after giving effect to the Debt secured by such Lien, the aggregate amount of all Debt so secured by Liens, not including Liens permitted above, does not exceed the greater of (1) 15% of Consolidated Net Tangible Assets, as defined below, or (2) $100 million. (Section 4.05(b))

  LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS

     The indenture provides that Sale and Lease-Back Transactions, as defined below, by IFF or any Restricted Subsidiary of any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between IFF and one of its Restricted Subsidiaries or between Restricted Subsidiaries, are prohibited unless at the effective time of such transaction:

     o IFF or the Restricted Subsidiary would be entitled, pursuant to the covenant relating to "Limitation on Liens," without equally and ratably securing the notes, to incur Debt secured by a Lien on the Principal Property involved in such transaction in an amount at least equal to the Attributable Debt, as defined below, with respect to such Sale and Lease-Back Transaction; or

     o IFF or the Restricted Subsidiary applies, within 180 days of the effective date of the Sale and Lease-Back Transaction, an amount equal to the greater of (1) the net proceeds of such sale or (2) the Attributable Debt with respect to such Sale and Lease-Back Transaction, to either, or a combination of, (x) the prepayment or retirement, other than any mandatory retirement, mandatory prepayment or sinking fund payment or payment at maturity, of debt for borrowed money of IFF or a Restricted Subsidiary, other than debt subordinate to the notes or debt to IFF or a Restricted Subsidiary, that matures more than 12 months after its creation or (y) the purchase, construction or development of other comparable property. (Section 4.06(b))

CERTAIN DEFINITIONS

     "Attributable Debt," as used with regard to a Sale and Lease-Back Transaction, means, at the time of determination, the lesser of (a) the fair market value of the Principal Property leased, as determined in good faith by IFF's Board of Directors, or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof, including any period for which such lease has been extended, discounted at the rate of interest set forth or implicit in the terms of such lease, as determined in good faith by IFF's Board of Directors, compounded semiannually.

     "Consolidated Net Tangible Assets" means, as of any particular time, the aggregate amount of assets included on a consolidated balance sheet of IFF and its Subsidiaries as of the end of the last fiscal quarter for which financial information is available, less applicable reserves and other properly deductible items, after deducting from such amount:

     o all current liabilities, including current maturities of long-term indebtedness and current maturities of obligations under capital leases; and

     o the total of the net book values of all assets of IFF and its Subsidiaries properly classified as intangible assets under U.S. generally accepted accounting principles, including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

     "Principal Property" means the land, improvements, buildings and fixtures (including any leasehold interest therein), constituting the principal corporate office, any manufacturing plant or any manufacturing or research or engineering facility, whether owned at or acquired after the date of the indenture, that is owned or leased by IFF or a Restricted Subsidiary, that is located within the continental United States, and that has a net book value at the time of the determination in excess of the greater of 10% of Consolidated Net Tangible Assets or $50 million, unless IFF's Board of Directors has determined in good faith that such property is not material to the operation of the business conducted by IFF and its Subsidiaries taken as a whole; however, for purposes of the indenture, IFF's corporate office located at 521 West 57th Street, New York, New York 10019-2960 will not be deemed a Principal Property.

     "Restricted Subsidiary" means any Subsidiary (a) substantially all of whose property is located within the continental United States, (b) which owns a Principal Property and (c) in which IFF's investment exceeds 1% of the aggregate amount of assets included on a consolidated balance sheet of IFF and its Subsidiaries as of the end of the last fiscal quarter for which financial information is available. However, the term "Restricted Subsidiary" does not include any Subsidiary that is principally engaged in certain types of leasing and financing activities.

     "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by IFF or any Restricted Subsidiary of any Principal Property, whether owned at the date of the issuance of the notes or thereafter acquired, excluding temporary leases of a term, including renewal periods, of not more than three years, that has been or is to be sold or transferred by IFF or any Restricted Subsidiary to such person with the intention of taking back a lease of this property.

     "Subsidiary" means (a) any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by IFF or by one or more of its subsidiaries or by IFF and one or more of its subsidiaries, (b) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by IFF, or by one or more of its subsidiaries, or by IFF and one or more of its subsidiaries and (c) any limited partnership of which IFF or any of its subsidiaries is a general partner.

EVENTS OF DEFAULT

     The following are events of default under the indenture with respect to the notes:

     o we fail to pay interest when due and continuing for 30 days and the time for payment has not been properly extended or deferred;

     o   we fail to pay the principal or any premium when due;

     o we fail to observe or perform any other covenant contained in the notes, and such failure continues for 30 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes; and

     o   events of our bankruptcy or insolvency, whether voluntary or not.

     If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the notes due and payable immediately. (Section 6.01)

     The holders of a majority in principal amount of the outstanding notes may waive any default or event of default with respect to the notes and its consequences, except defaults or events of default regarding payment of principal, any premium or interest. A waiver will eliminate the default. (Section 6.06)

     If an event of default under the indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture, unless the holders of the notes have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, provided that:

     o such proceeding or exercise is not in conflict with any law or the indenture;

     o the trustee may take any other action deemed proper by it that is not inconsistent with directions from the holders; and

     o unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding. (Sections 6.04 and 6.06)

     A holder of the notes will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

     o the holder has given written notice to the trustee of a continuing event of default;

     o the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request;

     o those holders have offered reasonable indemnity to the trustee to institute proceedings as trustee; and

     o the trustee does not institute a proceeding, and does not receive conflicting directions within 60 days.

     These limitations do not apply to a suit brought by a holder of the notes if IFF defaults in the payment of the principal, any premium or interest. (Section 6.04) Any right of a holder of the notes to receive payments of the principal of, and premium, if any, and any interest on the notes on or after the due dates expressed in the notes and to institute suit for the enforcement of any such payment on or after such dates will not be impaired or affected without the consent of such holder.

     IFF will periodically file statements with the trustee regarding its compliance with the covenants in the indenture. (Section 5.03)

MODIFICATION OF INDENTURE

     IFF and the trustee may change the indenture without the consent of any holders to:

     o   fix any ambiguity, defect or inconsistency in the indenture; and

     o change anything that does not materially adversely affect the interests of any holder of the notes. (Section 9.01)

     In addition, the rights of holders may be changed by IFF and the trustee with the written consent of the holders of a majority of the principal amount of the notes outstanding. However, the following changes may only be made with the consent of each affected holder:

     o   extending the fixed maturity;

     o   reducing the principal amount or any premium;

     o   reducing the rate of or extending the time of payment of interest;

     o   reducing any premium payable upon redemption; or

     o reducing the percentage of notes outstanding required to consent to any amendment to the indenture or to the notes. (Section 9.02)

DEFEASANCE AND COVENANT DEFEASANCE

     The indenture provides that, subject to conditions specified in the indenture, we may elect either:

     o defeasance, whereby we are discharged from any and all obligations with respect to the notes, except as may be otherwise provided in the indenture; or

     o covenant defeasance, whereby we are released from our obligations described above under "Limitation on Liens" and "Limitations on Sale and Lease-Back Transactions."

     We may do so in either case by depositing with the trustee, as trust funds, cash, and/or government securities which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal and any premium and interest on the notes and all other sums payable by us under the indenture in connection with the notes. This type of a trust may only be established if, among other things, IFF has delivered to the trustee an opinion of counsel meeting the requirements set forth in the indenture.

GOVERNING LAW

     The indenture provides that it and the notes are to be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act otherwise applies.

RELATIONSHIPS WITH THE TRUSTEE


     We maintain customary banking relationships with Bank One, N.A., an affiliate of the trustee under the indenture and the exchange agent for the exchange offer.

                      MATERIAL FEDERAL TAX CONSIDERATIONS

     The following summary describes certain U.S. federal income and estate tax consequences resulting from the ownership and disposition of the exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences we describe below, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of such holder's particular circumstances, for example, insurance companies, tax exempt organizations, financial institutions, dealers in securities, holders whose functional currency is not the United States dollar and holders of the notes held as part of a "straddle," "hedge" or "conversion transaction," and does not address U.S. state or local or foreign tax consequences. Prospective holders should consult their tax advisors as to the application of U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "United States Holder" means a beneficial owner of a note that is (a) a citizen or resident of the United States for U.S. federal income tax purposes, (b) a corporation or partnership, or any entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income tax without regard to its source or (d) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States Holder. If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of the notes, the U.S. federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their own tax advisors as to the particular federal income tax consequences applicable to them.

     A "Non-United States Holder" is any beneficial holder of a note that is not a United States Holder.

     For United States federal income tax purposes, a beneficial owner of an original note will not recognize any taxable gain or loss on the exchange of original notes for exchange notes under the exchange offer, and a beneficial owner's tax basis and holding period in the exchange notes will be the same as in the original notes.

UNITED STATES HOLDERS


     With the exception of a de minimis amount of original issue discount, the original notes were not issued with original issue discount. As a result, interest on a note generally will be taxable to a United States Holder as ordinary income as it accrues or is received in accordance with the United States Holder's method of accounting for U.S. federal income tax purposes.


     Upon the sale, exchange, redemption, retirement, or other disposition of a note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition, not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income, and such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will, in general, be the United States Holder's adjusted tax basis in the original note exchanged for the exchange note, less any principal payments received by such holder. Such gain or loss will generally be capital gain or loss. Capital gain recognized by an individual investor upon a disposition of a note that has been held for more than 12 months will generally be subject to a maximum tax rate of 20% or, in the case of a note that has been held for 12 months or less, will be subject to tax at ordinary income tax rates. A United States Holder's holding period for an exchange note will include the holding period of the original note exchanged for the exchange note.

NON-UNITED STATES HOLDERS

     Subject to the discussion below concerning backup withholding, payment of interest on the exchange notes by IFF or any paying agent to any Non-United States Holder will not be subject to U.S. federal withholding tax, provided that (a) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of IFF entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to IFF through stock ownership and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (b) certain certification requirements are met. Such certification will be satisfied if the beneficial owner of the note certifies on IRS Form W-8BEN or a substantially similar substitute form, under penalties of perjury, that it is not a U.S. person and provides its name and address, and (x) such beneficial owner files such form with the withholding agent or (y) in the case of a note held through a foreign partnership or intermediary, the beneficial owner and the foreign partnership or intermediary satisfy the certification requirements of applicable U.S. Treasury regulations.

     Subject to the discussion below concerning backup withholding, a Non-United States Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless (a) such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, or (b) such gain is effectively connected with a trade or business carried on by such holder within the United States and, if a treaty applies, and the holder complies with applicable certification and other requirements to claim treaty benefits, is generally attributable to a U.S. permanent establishment maintained by the holder.

     A note held by an individual who at the time of death is not a citizen or resident of the United States as determined for U.S. estate tax purposes will not be subject to U.S. federal estate tax with respect to a note as a result of such individual's death, provided that (a) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, and (b) the interest accrued on the note was not effectively connected with the conduct of a U.S. trade or business.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current U.S. federal income tax law, backup withholding at the applicable federal rate will not apply to payments on an exchange note by IFF (including any paying agent thereof) or a U.S. office of a broker if (a) in the case of a United States Holder, the holder provides an accurate taxpayer identification number, certifies that such holder is not subject to backup withholding and does not fail to report all interest and dividends required to be shown on its U.S. federal income tax returns, or (b) in the case of a Non-United States Holder, the certification on IRS Form W-8BEN described above is received, provided that IFF, the paying agent or the broker, as the case may be, does not have knowledge that the payee is a U.S. person.

     Payments to or through a foreign office of a foreign broker on a note generally will not be subject to backup withholding or information reporting. However, if such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a U.S. person.

     Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells notes that were received by it for its own account in exchange offer and any broker-dealer that participates in a distribution of those notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     Furthermore, any broker-dealer that acquired any of its original notes directly from us:

     o may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

     o must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of his prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes being offered hereby will be passed upon for International Flavors & Fragrances Inc. by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The International Flavors & Fragrances Inc. consolidated financial statements incorporated in this prospectus by reference to IFF's Annual Report on Form 10-K for the year ended December 31, 2000 and the Bush Boake Allen Inc. consolidated financial statements incorporated in this prospectus by reference to the International Flavors & Fragrances Inc. Current Report on Form 8-K/A dated January 17, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS DOES NOT OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THIS PROSPECTUS RELATES AND IT DOES NOT CONSTITUTE AN OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CANNOT LEGALLY BE OFFERED THE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.



                                  $700,000,000


                     INTERNATIONAL FLAVORS & FRAGRANCES INC.

                 Offer for All Outstanding 6.45% Notes due 2006
                      in Exchange for 6.45% Notes due 2006,
                        Which Have Been Registered Under
                           the Securities Act of 1933




                               [GRAPHIC OMITTED]




                                ----------------

                                   PROSPECTUS

                                ----------------

                              September   , 2001





================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     On July 24, 1986, New York substantially revised the provisions of the New York Business Corporation Law ("BCL") to permit New York corporations to extend broader protection to their directors and officers by way of indemnity and advancement of expenses than that previously afforded by New York law. On October 31, 1986, the Board amended IFF's By-laws to extend such indemnification and advancement of expenses to its directors and officers.
Article II, Section 14 of IFF's By-laws, as amended (the "By-Laws"), provides among other things that a corporation may indemnify a person against judgments, fines, amounts paid in settlement and reasonable expenses arising out of litigation, to which such person shall have been made a party by reason of the fact he is or was a director or officer of the corporation, unless a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the action so adjucated, or that he personally gained in fact a personal profit or other advantage to which he was not entitled. The By-laws also permit IFF to advance litigation expenses of such director or officer upon receipt of an undertaking to repay such advances if the director or officer is ultimately determined not to be entitled to indemnification.

     In July 1987, New York added Section 402(b) to the BCL which permits New York corporations, with shareholder approval, to amend their certificates of incorporation in order to eliminate or limit the personal liability of directors to a corporation and its shareholders for damages arising from breaches of the directors' duty. On May 13, 1988, IFF amended its Certificate of Incorporation by adding a new Article XI which had been approved by the shareholders on May 12, 1988. Article XI provides that no director of IFF shall be personally liable to IFF or its shareholders for damages for any breach of duty as a director. Article XI does not permit elimination or limitation of the liability of any director if a judgment or other final adjudication adverse to him establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally derived a financial profit or other advantage to which he was not legally entitled, or (ii) that his action involved (a) an improper declaration of any dividend or other distribution, (b) an improper redemption by IFF of its own shares, (c) the distribution of assets to shareholders after dissolution, without paying or adequately providing for, with certain exceptions, known liabilities of IFF or (d) the making of an improper loan to a director. Article XI also does not authorize any limitation on the ability of IFF or its shareholders to obtain injunctive relief, specific performance or other equitable remedies, and would not apply to acts or omissions which occurred prior to the filing of the amendment to IFF's Certificate of Incorporation containing the limitation on directors' liability.

     On December 9, 1975, the Board adopted a resolution pursuant to which IFF is obligated to indemnify, to the extent permitted by law, any director, officer or employee of IFF against any liability arising out of claims under the Employee Retirement Income Security Act of 1974.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT NO.     DESCRIPTION
-----------     -----------
   3.1+         Restated Certificate of Incorporation of International Flavors &
                Fragrances Inc., dated September 14, 1993 (incorporated by reference to the Registrant's Annual Report on Form 10-K for the
                fiscal year ended December 31, 1993).
  3.2 +         By-laws of International Flavors & Fragrances Inc., as amended
                (incorporated by reference to the Registrants Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
3.2.1 +         Amendment to the Registrant's By-laws (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
  4.1 +         Indenture, dated as of May 1, 2001, between International
                Flavors & Fragrances Inc. and Bank One Trust Company, N.A., as
                Trustee.
  4.2 +         First Supplemental Indenture, dated as of May 7, 2001, between
                International Flavors & Fragrances Inc. and Bank One Trust &
                Company, N.A., as Trustee.
4.2.1 +         Form of 6.45% Note due 2006 (included in Exhibit 4.2).
  4.3 +         Registration Rights Agreement, dated May 7, 2001, among
                International Flavors & Fragrances Inc. and Salomon Smith Barney
                Inc., Banc One Capitals Markets, Inc., First Union Securities,
                Inc. and Tokyo -- Mitsubishi International plc, as
                representatives of the Initial Purchasers.
  5.1 +         Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to International Flavors & Fragrances Inc.
  12.1          Statement regarding the computation of ratio of earnings to fixed charges for International Flavors & Fragrances Inc.
  23.1          Consent of PricewaterhouseCoopers LLP.
  23.2          Consent of PricewaterhouseCoopers LLP.
 23.3 +         Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
                Exhibit 5.1).
 24.1 +         Power of Attorney of Richard A. Goldstein.
 24.2 +         Power of Attorney of Douglas J. Wetmore.
 24.3 +         Power of Attorney of Margaret Hayes Adame.
 24.4 +         Power of Attorney of Gunter Blobel.
 24.5 +         Power of Attorney of J. Michael Cook.
 24.6 +         Power of Attorney of Peter A. Georgescu.
 24.7 +         Power of Attorney of Carlos A. Lobbosco.
 24.8 +         Power of Attorney of Arthur C. Martinez.
 24.9 +         Power of Attorney of Henry P. van Ameringen.
 24.10+         Power of Attorney of William D. Van Dyke, III.
 25.1 +         Statement of Eligibility and Qualification on Form T-1 of Bank
                One Trust Company, N.A. for the 6.45% Notes.
 99.1 +         Form of Letter of Transmittal.
 99.2 +         Form of Notice of Guaranteed Delivery.
 99.3 +         Form of Letter to Clients.
 99.4 +         Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                Companies and Other Nominees.




----------
+     Previously filed.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by section 10(a)(3) of Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registrant Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given a copy of the Registrant's annual report to shareholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such employee.

     The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all employees participating in the plan who do not otherwise receive such material as shareholders of the Registrant, at the time and in the manner such material is sent to its shareholders, copies all of reports, proxy statements and other communications distributed to its shareholders generally.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of September 2001.



                                 INTERNATIONAL FLAVORS & FRAGRANCES INC.
                                 (Registrant)


                                 By: /s/ Stephen A. Block
                                   -------------------------------------------
                                   Stephen A. Block
                                   Senior Vice President, General Counsel and
                                   Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                               TITLE                             DATE
          ---------                               -----                             ----

              *
-------------------------      Chairman of the Board and Chief Executive     September 5, 2001
Richard A. Goldstein           Officer (Principal Executive Officer)

              *
-------------------------      Director, Senior Vice President and Chief     September 5, 2001
Douglas J. Wetmore             Financial Officer (Principal Financial and
                               Accounting Officer)

              *
-------------------------      Director                                      September 5, 2001
Margaret Hayes Adame

              *
-------------------------      Director                                      September 5, 2001
Gunter Blobel, M.D., Ph.D.

              *
-------------------------      Director                                      September 5, 2001
J. Michael Cook

              *
-------------------------      Director                                      September 5, 2001
Peter A. Georgescu

              *
-------------------------      Director                                      September 5, 2001
Carlos A. Lobbosco

              *
-------------------------      Director                                      September 5, 2001
Arthur C. Martinez

              *
-------------------------      Director                                      September 5, 2001
Henry P. van Ameringen

              *
-------------------------      Director                                      September 5, 2001
William D. Van Dyke, III


----------

* Stephen A. Block, by signing his name hereto, does hereby execute this Registration Statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to the Powers of Attorney duly executed by such directors and officers as exhibits to the Registration Statement filed on June 26, 2001.



By: /s/ Stephen A. Block
     --------------------------
     Stephen A. Block
     Senior Vice President,
     General Counsel and Secretary

                                INDEX TO EXHIBITS


EXHIBIT NO.     DESCRIPTION
-----------     -----------
   3.1+         Restated Certificate of Incorporation of International Flavors &
                Fragrances Inc., dated September 14, 1993 (incorporated by reference to the Registrant's Annual Report on Form 10-K for the
                fiscal year ended December 31, 1993).
  3.2 +         By-laws of International Flavors & Fragrances Inc., as amended
                (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
3.2.1 +         Amendment to the Registrant's By-laws (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
  4.1 +         Indenture, dated as of May 1, 2001, between International
                Flavors & Fragrances Inc. and Bank One Trust Company, N.A., as
                Trustee.
  4.2 +         First Supplemental Indenture, dated as of May 7, 2001, between
                International Flavors & Fragrances Inc. and Bank One Trust &
                Company, N.A., as Trustee.
4.2.1 +         Form of 6.45% Note due 2006 (included in Exhibit 4.2).
  4.3 +         Registration Rights Agreement, dated May 7, 2001, among
                International Flavors & Fragrances Inc. and Salomon Smith Barney
                Inc., Banc One Capitals Markets, Inc., First Union Securities,
                Inc. and Tokyo -- Mitsubishi International plc, as
                representatives of the Initial Purchasers.
  5.1 +         Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to International Flavors & Fragrances Inc.
  12.1          Statement regarding the computation of ratio of earnings to fixed charges for International Flavors & Fragrances Inc.
  23.1          Consent of PricewaterhouseCoopers LLP.
  23.2          Consent of PricewaterhouseCoopers LLP.
 23.3 +         Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
                Exhibit 5.1).
 24.1 +         Power of Attorney of Richard A. Goldstein.
 24.2 +         Power of Attorney of Douglas J. Wetmore.
 24.3 +         Power of Attorney of Margaret Hayes Adame.
 24.4 +         Power of Attorney of Gunter Blobel.
 24.5 +         Power of Attorney of J. Michael Cook.
 24.6 +         Power of Attorney of Peter A. Georgescu.
 24.7 +         Power of Attorney of Carlos A. Lobbosco.
 24.8 +         Power of Attorney of Arthur C. Martinez.
 24.9 +         Power of Attorney of Henry P. van Ameringen.
 24.10+         Power of Attorney of William D. Van Dyke, III.
 25.1 +         Statement of Eligibility and Qualification on Form T-1 of Bank
                One Trust Company, N.A. for the 6.45% Notes.
 99.1 +         Form of Letter of Transmittal.
 99.2 +         Form of Notice of Guaranteed Delivery.
 99.3 +         Form of Letter to Clients.
 99.4 +         Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                Companies and Other Nominees.



----------
+     Previously filed.